Exhibit A.(7)(a)

Logo	CHUBB GROUP OF INSURANCE COMPANIES
15 Mountain View Road, P.O. Box 1615, Warren N.J.
07061-1615
Phone: (908) 903-3485. Facsimile: (908) 903-3656

____________________________________________________________________________

FEDERAL INSURANCE COMPANY

November 12, 2004

Securities and Exchange Commission

Washington, DC 20549

Re: Fidelity Destiny Plans I and II
Federal Insurance Company Bond # 8131-07-97

To Whom It May Concern:

This letter will confirm that Federal Insurance Company has met the requirements of Proviso (1) under Rule 27 (d-2) of the Investment Company Act of 1940 on a monthly basis throughout our fiscal year in connection with the undertaking executed on behalf of Fidelity Distributors Corporation.

Very Truly Yours,
FEDERAL INSURANCE COMPANY
/s/ John P. Smith
John P. Smith
Vice President
JPS/jed